77I	Terms of New or Amended Securities

Pursuant to a Board approved vote on January 18, 2007, Fidelity Devonshire Trust commenced new classes of shares (Class A, Class T, Class B, Class C, and Institutional Class) of Large Cap Growth Fund, Large Cap Value Fund, Mid Cap Growth Fund, and Mid Cap Value Fund, on February 13, 2007.